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                                                                    EXHIBIT 10.6

This Employment Agreement ("Agreement"), dated this ___1st__ day of April, 1996, is by and between TOUCHSTONE SOFTWARE CORPORATION (the "Corporation") and C. SHANNON JENKINS ("Employee").

                                    RECITALS

        A. The Corporation desires to employ the Employee on a full-time basis in the following capacity: Chief Executive Officer.

        B.      Employee desires to be so employed by the Corporation.

Therefore, in consideration of the mutual covenants contained herein, the parties agree as follows:

                                    ARTICLE 1
                         EMPLOYMENT DUTIES AND BENEFITS

Section 1.1 - Employment

The Corporation hereby employs the Employee as Chief Executive Officer. The Employee accepts such employment and agrees to abide by the Articles of Incorporation, By-Laws and the decisions of the Board of Directors of the Corporation.

Section 1.2 - Duties and Responsibilities

The Employee is employed pursuant to the terms of this Agreement and agrees to devote his/her attention and energies to the business of the Corporation. The Employee shall perform such duties as may be reasonably determined and assigned to him/her by the Officers and Senior Management of the Corporation.

Section 1.3 - Working Facilities

The Employee shall be furnished with facilities and services suitable to the position and adequate for the performance of the duties of the Employee under this Agreement. Unless Employee otherwise consents, his/her principal place of employment shall be at the Corporation's headquarter offices where he/she will be furnished with a private office, and such other facilities and services suitable to his/her position and adequate to perform his/her duties during the entire time of this Agreement.

Section 1.4 - Time Devoted to Corporation

The Employee shall devote such time as is necessary to satisfactorily perform his/her duties to the Corporation. Unless otherwise specified in Schedule A attached hereto, Employee shall be free to pursue any other employment or ventures during the term hereof so long as such other employment or ventures do not unreasonably interfere with the provision of services by Employee to the Corporation hereunder, and are not competitive with the Corporation's business.

Section 1.5 - Vacations and Benefits

The Employee shall be entitled each year to one or more reasonable vacations in accordance with the established practices of the Corporation now or hereafter in effect for executive personnel, during which time Employee's compensation shall be paid in full. In no event shall the amount of annual vacation time to which the Employee is entitled be less than four weeks per year. Nothing in this Agreement shall be construed to impair or limit the Employee's rights to participate in all employee benefit plans of the Corporation of every nature and he/she shall, in fact, be entitled to participate in and be a member of all such benefit plans in proportion to his/her seniority and compensation. These shall include, but not be limited to, company-paid life insurance payable to the beneficiary the Employee shall designate from time to time, private hospitalization and major medical insurance coverage for the Employee and participation in stock option plans and pension and profit sharing plans. In the event Employee continues his/her employment with any successor-in-interest to the Corporation resulting from any sale by the Corporation of substantially all of its assets or any merger or consolidation of the Corporation, Employee shall remain entitled to benefits at least as favorable as those provided herein and shall be accorded seniority and benefits with such successor-in-interest based upon the aggregate period of time Employee was employed by the Corporation and by any such successor-in-interest.

Section 1.6 - Expenses

The Employee is authorized to incur reasonable business expenses for promoting the business of the travel. The Corporation will reimburse Employee from time to time for all such business expenses provided that the Employee presents to the
Corporation:

        1. An expense report in which the Employee recorded at or near the time each expenditure was made: (a) the amount of the expenditure: (b) the time, place and designation of the type of the entertainment and travel or other expense, or the date and description of the gift (gifts made to one

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                individual are not to exceed a total of Twenty-Five Dollars
                ($25.00 in any taxable year); (c) the business reason for the expenditure and the nature of the business benefit derived or expected to be derived as a result of the expenditure; and (d) on request, the names, occupations, addresses and other information concerning each person who was entertained or given a gift sufficient to establish the business relationship to the Corporation; and

        2. Documentary evidence (such as a receipt or paid bill), which states sufficient information to establish the amount, date place and essential character of the expenditure, for each expenditure: (a) of Twenty-Five Dollars ($25.00) or more (except for transportation charges if not readily available); and (b) lodging while traveling away from home.

Section 1.7 - Loyal and Conscientious Performance of Duties

The Employee agrees that to the best of his/her ability and experience he/she will at all times loyally and conscientiously perform all of the duties and obligations either expressly or implicitly required of him/her by the terms of this Agreement.

                                    ARTICLE 2
                                  COMPENSATION

Section 2.1 - Basic Salary

The Corporation shall pay to the Employee a basic salary during the term of this Agreement in accordance with the amount set forth on Schedule B of this Agreement. This amount will be paid consistent with standard operating procedure for employee payroll and may be increased from time to time by action of the Board of Directors.

                                    ARTICLE 3
                       TERM OF EMPLOYMENT AND TERMINATION

Section 3.1 - Term

This Agreement shall be for an initial term of one (1) year and continuing through December 31, 1996, commencing on its effective date, subject, however, to termination during such period as provided in this Article 3. The term of this Agreement shall be renewed automatically for succeeding periods of one (1) year on the same terms and conditions as contained in this Agreement unless either the Corporation, or the Employee shall, at least thirty days prior to the expiration of any one year period, give written notice of the intention not to renew this Agreement. Such renewals shall be effective in subsequent years on the same day of the same month as the original effective date of this Agreement.

Section 3.2 - Termination by Corporation Without Cause

The Board of Directors, without cause, may terminate the Employee at any time, but in such event Employee's salary shall continue to be paid to the Employee for the longer of (a) the remainder of the then current term of this Agreement as set forth in Section 3.1 notwithstanding such termination or (b) for nine (9) months following such termination without cause.

Section 3.3 - Termination With Cause

For purposes of this Article 3, Employee shall be deemed to be terminated "for cause" in the event such termination results from: (i) the willful misconduct or bad faith of Employee with respect to the performance of his/her duties under this agreement; (ii) the repeated material failure of Employee to perform duties reasonably required of him/her by the Corporation; (iii) Employee's repeated breach of the provisions of Article 5 of this Agreement pertaining to confidentiality; (iv) the conviction of Employee for the commission of a felony or criminal offense including moral turpitude; or (v) a repeated material breach of Employee's fiduciary obligations to the Corporation. For purposes of the foregoing, breaches or failures shall be deemed "repeated" if two (2) separate breaches occur within any six (6) month period, provide written notice of the first such breach has been given to Employee, or if any continuous or ongoing breach is not cured within one (1) month of notice to Employee during the term hereof. The Board of Directors of the Corporation may terminate the Employee "for cause" as defined above upon thirty (30) days written notice to the Employee, and in such event Employee shall have no right to any compensation hereunder following the date of such termination.

Section 3.4 - Disability or Death

Employee shall be deemed to be "permanently disabled" for purposes of this
Section 3.4 if, during any period of three (3) consecutive months, he/she shall be unable, due to illness or injury, to perform his/her duties hereunder for at least fifty percent (50%) of the number of full regular business days during such three (3) month period. Employee shall be deemed to be permanently disabled on the last day of such three (3) month period. The Corporation may elect upon written notice to terminate this Agreement upon the permanent disability of Employee, and this Agreement shall automatically terminate, without notice, upon the death of Employee. In the event of a termination resulting from Employee's death or permanent disability, Employee or Employee's heirs shall be entitled to payment of salary for three (3) months following such termination.

Section 3.5 - Termination Upon Sale of Business

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The Board of Directors or the Employee may terminate this Agreement upon ten
(10) days notice to the other party upon the occurrence of any of the following events:

   (a) The sale by the Corporation of substantially all of the assets to a single purchaser or to a group of associated purchasers;

   (b) The sale, exchange or other disposition in one transaction of one-half or more of the outstanding common shares of the Corporation;

   (c) A bona fide decision by the shareholders of the Corporation to terminate its business and liquidate its assets; or

   (d) The merger or consolidation of the Corporation in a transaction in which the shareholders of the Corporation receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

Section 3.6 - Effect of Termination on Compensation

In the event the Corporation elects to terminate this Agreement pursuant to
Section 3.5 hereof, the Employee shall be entitled to the compensation as provided for in this Agreement for the longer of (a) the remainder of the then current term of this Agreement or (b) nine (9) months. In the event Employee elects to terminate this Agreement pursuant to Section 3.5 hereof, the Employee shall be entitled to compensation, as provided for in this Agreement, for the longer of (a) one-half (1/2) of the remainder of the then current term of this Agreement or (b) six (6) months.

Section 3.7 -   Effect of Termination on Stock Options and Warrants

In the event the Corporation or Employee elects to terminate this Agreement pursuant to Section 3.5 hereof, the Employee shall be entitled to exercise all vested and non-vested options or warrants with a promissory note at a rate of interest not to exceed the prime interest rate plus 2 points and for a term of 2 years. If the Company stock is exchanged for stock in another corporation and a stock lock-up period is required, the term shall be the longer of (a) 2 years or
(b) 180 days after the stock lock-up period ends.




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                                    ARTICLE 4
                   CORPORATION RIGHTS OF CONTRACT CONTINUATION

Section 4.1 - Right of Continuation

If the Corporation shall at any time be merged or consolidated into or with any other corporation or entity, or if substantially all of the assets of the Corporation are transferred to another corporation or entity, the provisions of this Agreement shall survive any such transaction and shall be binding upon and inure to the benefit of the corporation resulting from such merger or consolidation of the corporation to which such assets will be transferred.

                                    ARTICLE 5
                            DISCLOSURE OF INFORMATION

Section 5.1 - Trade Secrets and Confidential Information

The Employee during the term of employment under this Agreement may have access to and become acquainted with various trade secrets and confidential information, consisting of formulas, patterns, devices, secret inventions, processes and compilations of information, records, computer programs and specifications, trademarks, and copyrights, which are owned by the Corporation and which are regularly used in the operation of the business of the Corporation. The Employee shall not disclose any of the aforesaid trade secrets or confidential information, directly or indirectly, or use them in any way outside the acknowledged business of the Corporation, either during the term of this Agreement or at any time thereafter. All files, records, documents, drawings, specifications, marks, copyrights, equipment and similar items relating to the business of the Corporation, whether prepared by the Employee or otherwise coming into his/her possession, shall remain the exclusive property of the Corporation and shall not be removed from the premises of the Corporation under any circumstances whatsoever without the prior written consent of the Corporation.




Section 5.2 - Employee Shall Not Disclose Information

The Employee recognizes and acknowledges that much of the information concerning the Corporation's business is a valuable, special and unique asset of the corporation. The Employee will not, during or for a period of five (5) years after the term of his/her employment, disclose confidential information concerning the Corporation's business, or any part thereof, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, except as required by Employee's employment by the Corporation, nor shall make use of such information in any manner for any other purpose.

Section 5.3 - Exclusions

The restrictions and limitations set forth in this Article 5 shall not apply to information publicly known that is generally employed by the trade at or after the time the Employee first learns of such information, or generic information or knowledge which the Employee would have learned in the course of similar employment or work elsewhere in the trade, or information already known to Employee at the time of first disclosure by the Corporation to Employee.

                                    ARTICLE 6
                       INVENTIONS, PATENTS AND COPYRIGHTS

Section 6.1 - Inventions, Copyrights and Patents

The Employee agrees that as to any inventions or works of authorship made by him/her during the term of his/her employment, solely or jointly with others, which are made with the Corporation's equipment, supplies, facilities, trade secrets or time, or which relate to the business of the Corporation or the Corporation's actual or demonstrably anticipated research or development, or which result from any work performed by the Employee for the Corporation, such inventions and works of authorship and all proprietary rights therein, including patents, copyrights and trade secrets, shall belong to the Corporation and he/she promises to assign such


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inventions and rights to the Corporation. The Employee also agrees that the
Corporation shall have the right to keep such inventions as trade secrets, if the Corporation chooses. This Agreement does not apply to any inventions which are the subject of Section 2870 of the California Labor Code. Further, this
Article 6 does not apply to any inventions or works of authorship, if any, identified in Schedule C attached hereto.

Section 6.2 - Disclosure of Inventions

In order to permit the Corporation to claim rights to which he/she may be entitled, the Employee agrees to disclose to the Corporation in confidence all inventions which the Employee makes during the course of his/her employment and all patent or copyright applications filed by the Employee within a year after termination of his/her employment.

Section 6.3 - Employee's Assistance

The Employee shall assist the Corporation in obtaining patents and/or copyrights on all inventions, works of authorship, designs, improvements and discoveries deemed patentable or copyrightable by the Corporation in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters patent, or copyrights, to vest the Corporation with full and extensive title thereto, and to protect the same against infringement by others.

Section 6.4 - During Employment Defined

For purposes of this Agreement, an invention or work of authorship is deemed to have been made during the period of the Employee's employment if, during such period, the invention was first actually reduced to practice or the work of authorship was first embodied in a tangible medium of expression.

                                    ARTICLE 7
   SOLICITING CUSTOMERS OR EMPLOYEES BEFORE OR AFTER TERMINATION OF EMPLOYMENT

The employee shall not during employment or for a period of one (1) year immediately following the termination of his/her employment with the Corporation, either directly or indirectly, unless Employee has received permission from the Board of Directors:

   1. Make known to any person, firm or corporation the names or addresses of any of the customers or employees of the Corporation or any other information pertaining to them; or

   2. entice away or attempt to entice away, any of the customers or employees of the Corporation on whom the Employee called or with whom he/she became acquainted during his/her employment with the Corporation, either on the Employee's own behalf or for any other person, firm or corporation, with substantially similar products or services which would complete with products and services sold by the Corporation.

                                    ARTICLE 8
                         BREACH OF ARTICLES 5, 6, AND 7

In the event of a breach or threatened breach by the Employee of the provisions of Articles 5, 6 or 7 hereof, the Corporation shall be entitled to an injunction restraining the Employee from breaching such provisions. Nothing herein shall be construed as prohibiting the Corporation from protecting, to the full extent of the law, its rights and property.

                                    ARTICLE 9
                        RETURN OF CORPORATION'S PROPERTY

On the termination of his/her employment or whenever requested by the Corporation, the Employee shall immediately deliver to the Corporation all property in his/her possession or under his/her control belonging to the Corporation in good condition, ordinary wear and tear and damage by any cause beyond the reasonable control of the Employee excepted.

                                   ARTICLE 10
                                   ARBITRATION

Section 10.1

Except as otherwise provided in this Article, the parties hereby submit all controversies, claims and matters of difference arising under or related to this Agreement to arbitration in Orange County, California, according to the California Arbitration Act, Sections 1280 through 1294.2 of the California Code of Civil Procedure as it now exists or is hereinafter enacted. This submission and Agreement to arbitrate shall be specifically enforceable. Notwithstanding anything to the contrary set forth herein, the parties shall not be obligated to submit to arbitration, and either party shall be free to pursue litigation in a court of competent jurisdiction with respect to, any controversies, disputes or differences relating to any breach or alleged breach of, or question of interpretation regarding, Article 5 or Article 6 hereof.

Section 10.2 - Controversies

For purposes of this Agreement, controversies shall include, but not be limited to, the following:

        (a) All questions relating to the breach of any obligation, warranty or condition hereunder;



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        (b)     Failure of any party to deny or reject a claim or demand of any other party; and

        (c)     All questions as to whether the right to arbitrate exists.

Section 10.3 - Appointment of Arbitrators

Within thirty (30) days after the date on which a controversy is submitted to arbitration, the Corporation and the Employee shall appoint a single arbitrator who is acceptable to each. If the Corporation and the Employee cannot agree upon a single arbitrator during such 30-day period, the Corporation shall choose an arbitrator and the Employee shall choose an arbitrator.

The two arbitrators so selected shall choose an additional arbitrator. The decision of the majority shall be final and binding.

Section 10.4 - Awards

Arbitration may proceed in the absence of any party if notice of the proceedings has been given to such party. The parties agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all parties to the extent and in the manner provided by the laws of California. All awards may be filed with the clerk of one or more courts having jurisdiction over the party against whom such an award is rendered or his property, as a basis of judgment and of the issuance of execution for its collection.

                                   ARTICLE 11
                                 GENERAL MATTERS

Section 11.1 - California Law

This Agreement shall be governed by the laws of the State of California and shall be construed in accordance therewith.

Section 11.2 - No Waiver and Notification

No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

Section 11.3 - Amendment

This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instruction setting forth such changes, signed by all of the parties.

Section 11.4 - Benefit

This Agreement shall be binding upon the Employee and the Corporation, and shall not be assignable by the Corporation except as provided in Section 4.1.

Section 11.5 - Construction

Throughout this Agreement the singular shall include the plural, and the plural shall include the singular, and the neuter shall include the masculine/feminine, wherever the context so requires.

Section 11.6 - Text to Control

The headings of articles and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

Section 11.7 - Severability

If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provision. On the contrary, such remaining provision shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in this Agreement.




The effective date of this Agreement shall be  April 1, 1996




TOUCHSTONE SOFTWARE CORPORATION:       EMPLOYEE:

Signature:_________________________    Signature:__________________________

Print Name:________________________    Print Name:_________________________

Title:_____________________________    Title:______________________________

Date:______________________________    Date:_______________________________



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                         TOUCHSTONE SOFTWARE CORPORATION
                              EMPLOYMENT AGREEMENT





                                   SCHEDULE A


                         EXCLUDED EMPLOYMENT OR VENTURES


None




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                        TOUCHSTONE SOFTWARE CORPORATION
                              EMPLOYMENT AGREEMENT



                                   SCHEDULE B

     The current compensation plan is set forth in the most recent Employee status form.





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                        TOUCHSTONE SOFTWARE CORPORATION
                              EMPLOYMENT AGREEMENT


                                   SCHEDULE C


                   EXCLUDED INVENTIONS OR WORKS OF AUTHORSHIP


      1.  ______________________________________________________________

      2.  ______________________________________________________________

      3.  ______________________________________________________________

      4.  ______________________________________________________________

      5.  ______________________________________________________________

      6.  ______________________________________________________________

      7.  ______________________________________________________________

      8.  ______________________________________________________________

      9.  ______________________________________________________________

      10. ______________________________________________________________



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